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                                                                   Exhibit 23.1

                             CONSENT OF KPMG, LLP

The Board of Directors Navigant Consulting, Inc.

   We consent to incorporation by reference in the registration statement (No. 333-53506) on Form S-8 of Navigant Consulting, Inc. of our reports dated February 19, 2000, relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Navigant Consulting, Inc.

                                          /s/ KPMG, LLP

Chicago, Illinois
March 16, 2001

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